Exhibit 99.2

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

The Board of Directors
American Realty Capital Trust IV, Inc.
405 Park Avenue, 15th Floor
New York, New York 10022

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 1, 2013, to the Board of Directors of American Realty Capital Trust IV, Inc. (“ARCT IV”) as Annex D to, and reference thereto under the headings “SUMMARY — Opinion of ARCT IV’s Financial Advisor”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the ARCT IV Board and Its Reasons for the Merger” and “THE MERGER — Opinion of ARCT IV’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving ARCT IV and American Realty Capital Properties, Inc. (“ARCP”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of ARCP. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

July 19, 2013